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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                            THE AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              E COM VENTURES, INC.

         Pursuant to the provisions of Section 607.10025 of the Florida Business Corporation Act (the "Act"), the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

         1. The name of the corporation is E COM VENTURES, INC. (the "Corporation"), Charter #P00000007850, filed on January 25, 2000.

         2. This Amendment to the Amended and Restated Articles of Incorporation is effective as of March 21, 2002 (the "Effective Date").

         3. The following Amendment to the Amended and Restated Articles of Incorporation was adopted by the Board of Directors of the Corporation on February 20, 2002 in the manner prescribed by Section 607.0821 of the Act providing approval for a one-for-four reverse stock split of the Corporation's outstanding shares of Common Stock:

         RESOLVED, that the Corporation's Amended and Restated Articles of Incorporation shall be amended by deleting the first paragraph of
         Article III which reads as follows:

                                  "ARTICLE III

                                  CAPITAL STOCK

                  The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is twenty six million (26,000,000) shares, consisting of (i) twenty five million (25,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

         RESOLVED, that the first paragraph of Article III of the Corporation's Amended and Restated Articles of Incorporation shall be replaced by the following:

                                  "ARTICLE III

                                  CAPITAL STOCK

                  "Prior to the effective time of this Amendment, the aggregate number of shares of all Common Stock of the company consisted of 25,000,000 shares of Common Stock, par value $0.01 per share. On February 20, 2002, the Board of Directors of the Corporation approved a 1-for-4 reverse stock split of the Corporation's Common Stock. All of the shares of Common Stock of the Corporation issued and outstanding, immediately prior to the Effective Date shall be and are by this means



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                  automatically changed (without further act) into a number of fully paid and nonassessable shares of Common Stock determined by dividing (i) 8,831,013, the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Date, by (ii) four (4). All of the shares of Common Stock of the Corporation authorized for issuance, immediately prior to the Effective Date shall be and are by this means automatically changed (without further act) into a number of fully paid and nonassessable shares of Common Stock determined by dividing (i) 25,000,000, the total number of shares of Common Stock authorized for issuance immediately prior to the Effective Date by (ii) four (4). The following change shall constitute a one-for-four reverse stock split and shall result in an aggregate of approximately 6,250,000 shares of Common Stock authorized for issuance and approximately 2,207,754 shares of Common Stock issued and outstanding. Shareholders who would receive fractional shares shall receive the next highest whole number of shares of the Corporation. As a result of the reverse stock split, the Corporation shall have 6,250,000 authorized shares of Common Stock available for issuance and 1,000,000 authorized shares of Preferred Stock available for issuance."

         4. Except as hereby amended, the Amended and Restated Articles of Incorporation of the Corporation shall remain the same.



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         IN WITNESS WHEREOF, the undersigned being the Chairman and Chief
Executive Officer of the Corporation, has executed these Articles of Amendment to Amended and Restated Articles of Incorporation of E COM VENTURES, INC. this _____ day of March, 2002.

                     E COM VENTURES, INC.,
                     a Florida corporation

                     By:
                        -------------------------------------------------------
                           Ilia Lekach, Chairman and Chief Executive Officer










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